                                                  FILED PURSUANT TO RULE 424(B)3
                                                   REGISTRATION NUMBER 333-93917

Prospectus Supplement
(To Prospectus dated February 9, 2000, as supplemented by Prospectus Supplement dated February 24, 2000)


                           Liberty Media Corporation
                   4% Senior Exchangeable Debentures due 2029

                          ___________________________

     The persons named in the table below are "selling security holders," as that term is used in the prospectus, dated February 9, 2000, which covers the sale from time to time by the selling security holders named therein and in any prospectus supplement of $868,789,000 original principal amount of Liberty Media Corporation's 4% Senior Exchangeable Debentures due 2029. The selling security holders named below either acquired their debentures pursuant to Rule 144A from persons named as selling security holders in the prospectus, or are indirectly referred to in the prospectus under the entry "any other holder of debentures as of the date of this prospectus," which appears in the table under the caption "Selling Security Holders" in the prospectus.

     The following table sets forth information, as of February 9, 2000, with respect to each selling security holder named therein and the principal amount of debentures owned by it. The entire principal amount of the debentures owned by each named selling security holder may be sold pursuant to the prospectus, as supplemented hereby. Because each selling security holder may sell all or some of its debentures from time to time under the prospectus, as supplemented hereby, no estimate can be given at this time as to the principal amount of debentures that will be held by that selling security holder following any particular sale of debentures by it.

                                                     Principal amount of      Percentage of
                                                    debentures that may be     outstanding
                      Name                                sold ($)             debentures
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
ELF Aquitaine Pension/1/                                            50,000         /2/
---------------------------------------------------------------------------------------------
New York Life Insurance Company                                 12,600,000        1.6%
---------------------------------------------------------------------------------------------
New York Life Insurance and Annuity Corporation                  1,400,000         /2/
---------------------------------------------------------------------------------------------

________________
/1/ ELF Aquitaine Pension is named in the prospectus as a selling security holder, owning debentures in the principal amount of $150,000. The principal amount listed in the table is in addition to the interest listed in the prospectus.

/2/  Less than 1%.

                          ___________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

                          ___________________________

           The date of this Prospectus Supplement is April 20, 2000.